Exhibit (2)

(Translation)

SHARE HANDLING REGULATIONS

(Amended as of May 11, 2006)

CHAPTER I.     GENERAL PROVISIONS

Article 1. Purpose

Pursuant to Articles 11 of the Articles of Incorporation, the matters related to shares of the Company and their handling fee shall be governed by these Regulations; provided, that in addition to these Regulations, handling procedures with respect to the beneficial owners of the shares shall be governed by the rules provided by Japan Securities Depository Center, Inc. (hereinafter referred to as the “Center”).

Article 2. Handling Place and Liaison Offices

The transfer agent of the Company, its handling place and liaison offices are as follows:

Transfer Agent:

Mitsubishi UFJ Trust and Banking Corporation

4-5, Marunouchi 1-chome

Chiyoda-ku, Tokyo

Handling Place:

Mitsubishi UFJ Trust and Banking Corporation

Corporate Agency Department

4-5, Marunouchi 1-chome

Chiyoda-ku, Tokyo

Liaison Offices:

All branch offices in Japan of Mitsubishi UFJ Trust and Banking Corporation

The head office and all branch offices in Japan of Nomura Securities Co., Ltd.

Article 3. Denominations of Share Certificates

1.	The share certificates to be issued by the Company shall be in the following denominations: hundred thousand (100,000) shares, ten thousand (10,000) shares, one thousand (1,000) shares, five hundred (500) shares, one hundred (100) shares, fifty (50) shares, ten (10) shares, five (5) shares and one (1) share and, if necessary, share certificates representing any number of shares less than one hundred (100) shares may be issued.

2.	The shareholders may not request the issuance of share certificates representing a number of shares constituting less than one unit among the shares in the preceding paragraph (hereinafter referred to as “Less-Than-One-Unit Shares” and share certificates representing Less-Than-One-Unit Shares are referred to as “Less-Than-One-Unit Share Certificates”), except as provided in Articles 22 (Re-issuance of Defaced or Mutilated Share Certificates), Article 23 (Re-issuance due to Full Columns of Share Certificates) hereof and re-issuance of share certificates due to invalidation.

Article 4. Indications on Share Certificates

The share certificates issued by the Company shall indicate, in addition to the matters prescribed by law, the name of the shareholders, the date of issuance of the share certificate, and the date of incorporation of the Company.

Article 5. Request, Notification, Etc.

1.	Any request, notification, offer or application to be made under these Regulations shall be in the form prescribed by the Company and shall be affixed by seal notified pursuant to Article 15.

2.	In respect of any request, notification, offer or application provided in the preceding paragraph, a document evidencing the authority of the proxy shall be attached when these procedures are assumed by a proxy, or a written consent shall be attached if a consent is necessary from a guardian in full or part capacity.

CHAPTER II.     REGISTRATION OR RECORDING OF TRANSFER, ETC.

Article 6. Registration of Transfer

1.	In the case of an application to register or record in the shareholder register (hereinafter referred to as “Registration of Transfer”), an application together with the share certificates shall be submitted.

2.	When requesting Registration of Transfer for other causes besides transfer, a document certifying the acquisition of shares shall be submitted in addition to the procedures in the preceding paragraph. Provided, that in case that the share certificates have not been issued, submission of the share certificates thereof shall not be required.

Article 7. Registration of Transfer Pursuant to Other Statutory Procedures

In the event that any other procedure is required by the statutes in respect of the transfer of shares, the share certificates and a document certifying the completion of such procedure shall be also submitted together with the application.

Article 8. Preparation of the List of Beneficial Owners

The registering or recording in the List of Beneficial Owners of the Company shall be made based upon the notice of the beneficial owners from the Center and the beneficial owner slip.

Article 9. Beneficial Owner Slip

The beneficial owner shall submit a beneficial owner slip to the participant of the Center (hereinafter referred to as “Participant”). Provided, however, this shall not apply when changing only the seal.

Article 10. Aggregation

In the event that a shareholder registered or recorded in the shareholder register is recognized to be identical to a beneficial owner registered or recorded in the List of Beneficial Owners based on the address and the name of such shareholder, the number of shares held by such shareholder shall be aggregated for the purpose of exercising shareholder’s rights.

CHAPTER III.     REGISTRATION OF PLEDGE AND INDICATION OF TRUST ASSETS

Article 11. Registration or Deregistration of Pledge

In the case of an application for a registration, change or deregistration of pledge on shares, an application therefor shall be submitted under the joint signatures of the pledgor and the pledgee together with the share certificates.

Article 12. Indication or Cancellation of Trust Assets

In the case of an application for indication or cancellation of trust assets on shares, the trustor or the trustee shall submit an application together with the share certificates.

CHAPTER IV.     NON-POSSESSION OF SHARE CERTIFICATES

Article 13. Request for Non-Possession of Share Certificates

In the case of a request for non-possession of share certificates, the shareholder shall submit an application together with the share certificates; provided, that in the case that the share certificates have not been issued, submission of the share certificates shall not be required.

Article 14. Request for Issuance of Non-Possessed Share Certificates

1.	If a shareholder who requested for non-possession of share certificates wishes for the issuance of these share certificates, the shareholder shall submit an application therefor.

2.	In the case of the preceding paragraph, such shareholder may not request for issuance of Less-Than-One-Unit Share Certificates.

CHAPTER V.     VARIOUS NOTIFICATIONS

Article 15. Name, Address and Seal Impression

1.	Shareholders, beneficial owners and registered pledgees or their statutory representatives shall notify their addresses, names and seal impressions; provided, that a foreigner who is accustomed to provide signatures may substitute the seal impression with a specimen of his/her signature.

2.	The same shall apply when changing the matters registered pursuant to the preceding paragraph.

Article 16. Address for Notice for Nonresident Shareholders

1.	Shareholders, beneficial owners, registered pledgees or their statutory representatives who are not residing in Japan shall, in addition to the procedures set forth in the preceding article, appoint a permanent proxy residing in Japan or an address for receiving notice and notify these to the Company.

2.	The provisions in the preceding Article shall apply mutatis mutandis to the permanent proxy set forth in the preceding article.

Article 17. Corporate Shareholders

1.	A corporate shareholder or beneficial owner shall notify one representative.

2.	In the case of a change in the representative of a corporation, a notification shall be submitted together with a certified excerpt from the Commercial Register.

Article 18. Representative of Joint-owners of Shares

1.	Shareholders or beneficial owners who are joint-owners of shares shall notify one representative.

2.	The same shall apply in the case of a change in the representative.

Article 19. Change of Indication in the List of Shareholders, List of Beneficial Shareholders and Share Certificates

If the indication in the shareholder register, List of Beneficial Owners and share certificates are to be changed due to the following events, the relevant shareholder shall submit a notification together with the share certificates and documents certifying such event. Provided, however, the share certificates need not be submitted if the share certificates are not issued or in the case of a change in the indication of in the List of Beneficial Owners.

(1)	Change of surname or given name;

(2)	Appointment, change or discharge of person with parental authority or statutory representative such as guardian, etc.

(3)	Change of trade name or corporate name; or

(4)	Change of organization as a legal entity.

Article 20. Exception for Various Notifications by Beneficial Owners

In the case of a notification by a beneficial owner set forth in this Chapter, such notification shall be given through Participant; provided, that in the case of only a change in the seal impression of the beneficial owner, such notification need not be given through Participant.

CHAPTER VI.     RE-ISSUANCE OF SHARE CERTIFICATES

Article 21. Re-Issuance of Share Certificates Due to Division or Consolidation of Share Certificates

1.	In the case of an application for the issuance of new share certificates due to the division or consolidation of share certificates, an application thereof shall be submitted together with the share certificates.

2.	Issuance of Less-Than-One-Unit Share Certificates may not be requested due to the division or consolidation of share certificates.

Article 22. Re-Issuance of Defaced or Mutilated Share Certificates

In the case of an application for the issuance of new share certificates due to defacement or mutilation of share certificates, an application thereof shall be submitted together with the share certificates; provided, that when it is difficult to ascertain whether such share certificates are genuine, the provisions set forth in Chapter 7 shall apply.

Article 23. Re-Issuance Due to Full Columns of Share Certificates

In the case that the columns for recording the shareholder names on the share certificates become full, the Company shall collect such share certificates and issue new share certificates.

Article 24. Automatic Consolidation of Less-Than-One Unit Share Certificates

If the Less-than-One Unit Share Certificates submitted for registering transfer may be combined to constitute one unit of shares, these share certificates shall be combined into unit shares unless otherwise specified by the applicant requesting the registration of transfer.

CHAPTER VII.     REGISTRATION OF LOST SHARE CERTIFICATES

Article 25. Application for Registration of Lost Share Certificates

An applicant who requests the registration of lost share certificates shall submit an application together with a document evidencing the acquisition of the share certificates and the loss of such share certificates as well as an identification of the applicant; provided, that in the case that the applicant who requests the registration of lost share certificates is a nominee, only a document evidencing the loss of share certificates shall be submitted, in addition to the application.

Article 26. Application for Deregistration of Lost Share Certificates

In the case that a registered person as to the share certificates registered to be lost share certificates applies to deregister a registration stated in the preceding article, an application shall be submitted.

Article 27. Filing of Objection to Register Lost Share Certificates

In the case of filing an objection to the registration of lost share certificates, an application together with the share certificates and an identification of the applicant shall be submitted; provided, that in the case that a shareholder or a registered pledgee files an objection, the submission of identification is not required.

Article 28. Applicability of Provisions to Various Notifications

In the case that a registered person as to share certificates who is not a shareholder or a registered pledgee, applies for a change in the entries in the Register of Lost Share Certificates, the provisions set forth in Articles 15 through 19 shall apply mutatis mutandis.

CHAPTER VIII.     PURCHASE OF LESS-THAN-ONE-UNIT SHARES

Article 29. Purchase of Less-Than-One-Unit Shares

1.	In the case that an application is made for the purchase of Less-Than-One-Unit Shares (hereinafter referred to as “Purchase Application”), an application shall be submitted together with the share certificates. Provided, however, in the case that share certificates have not been issued, submission of such share certificates shall not be required.

2.	In the case that beneficial owners submit an application set forth in the preceding paragraph, the application shall be submitted to Participant and the Center.

3.	A shareholder who applied for purchase of Less-Than-One-Unit Shares in Paragraph 1 may not revoke such application.

Article 30. Pricing of Purchase Price

1.	The purchase price per share of Less-Than-One-Unit Shares shall be the closing price of the stock of the Company quoted by the market operated by the Tokyo Stock Exchange on the day on which the Purchase Application reached the handling place or liaison office of the Transfer Agent provided in Article 2. If no transaction was effected on that day, then the purchase price per share shall be the price of the first trade effected thereafter.

2.	The purchase price shall be the amount equal to the purchase price per share in the preceding paragraph multiplied by the number of shares applied for purchase.

Article 31. Payment of Purchase Price

1.	The Company shall pay the purchase price to the applicant within sixth (6) business days from the next day on which the purchase price in the preceding Article was determined unless otherwise provided by the Company.

2.	In the case of the preceding paragraph, if such purchase price includes a premium due to dividends or stock split, the purchase price shall be paid prior to the record date on which the rights to such dividends or stock splits are vested in the shareholder.

Article 32. Transfer of Shares Purchased

Less-Than-One-Unit Shares subject to Purchase Application shall be transferred to the Company on the day on which the Company completed the procedure for payment of the purchase price set forth in the preceding Article.

CHAPTER IX.     ADDITIONAL PURCHASE OF LESS-THAN-ONE-UNIT SHARES

Article 33. Application for Additional Purchase of Less-Than-One-Unit Shares

1.	In the case that a shareholder or beneficial owner holding Less-Than-One-Unit Shares requests the Company to sell a certain number of Less-Than-One-Unit Shares so that the shares owned by such shareholder or beneficial owner combined with such additional shares may constitute one unit (hereinafter referred to as the “Application for Additional Purchase”), a written Application for Additional Purchase shall be submitted together with the share certificates and the approximate price for such additional purchase as set forth in the following Article; provided, however, in the case that share certificates have not been issued, submission of such share certificates shall not be required.

2.	In the case that a beneficial owner submits an Application for Additional Purchase, regulations prescribed by the Center shall be applicable.

3.	A shareholder who submitted Application for Additional Purchase of Less-Than-One-Unit Shares in Paragraph 1 may not revoke such application.

Article 34. Approximate Price for Additional Purchase

The approximate price for additional purchase shall be the closing price of the stock of the Company quoted at a market operated by the Tokyo Stock Exchange on the business day immediately preceding the day on which the Application for Additional Purchase is made (in the case that no trading is effected on such day, the closing price at which the stock of the Company is last traded prior to such date), multiplied by the number of shares applied for additional purchase, which amount shall then further be multiplied by 1.3. Any amount less than 1,000 yen shall be rounded up to one thousand yen.

Article 35. Application for Additional Purchase Exceeding Balance Treasury Stock Owned by Company

In the case that the total number of shares for which Applications for Additional Purchase are made on the same day exceeds the number of transferable shares of treasury stock owned by the Company, none of the applications for additional purchase made on that day shall be effective.

Article 36. Determination of Price for Additional Purchase

1.	The purchase price per share for Less-Than-One-Unit Shares for additional purchase shall be the closing price of the stock of the Company quoted at a market operated by the Tokyo Stock Exchange on the day on which the Application for Additional Purchase, share certificates and approximate price set forth in Article 33, Paragraph 1 reached the handling place or the liaison office of the Transfer Agent provided in Article 2. Provided, that in the case that no trading is effected on such day, the purchase price for the additional purchase shall be the price at which the stock of the Company is first traded thereafter.

2.	The purchase price for the additional purchase shall be a sum obtained by multiplying the purchase price per share set forth in the preceding paragraph by the number of shares applied for additional purchase.

Article 37. Suspension Period for Receipt of Application for Additional Purchase

1.	The Company shall not accept Applications for the Additional Purchase during the period commencing on the twelfth (12) business day preceding March 31 to March 31 and commencing on the twelfth (12) business day preceding September 30 to September 30 of each year.

2.	Notwithstanding the preceding paragraph, the Company may set forth any additional periods when the Company does not accept the Application for Additional Purchase when the Company deems necessary.

Article 38. Receipt of Additional Purchase Price

1.	The Company shall receive a sum equal to the purchase price for the additional purchase from the approximate price for additional purchase within sixth (6) business days following the day when the purchase price for the additional purchase was determined (in the case that payment of the amount in short shall be demanded in Paragraph 4, the day when the amount in short is paid).

2.	When the purchase price for the additional purchase in the preceding paragraph reflects a value attributable to dividends, stock splits or stock options, etc., the purchase price for the additional purchase shall be received prior to the record date on which the rights to such dividends, stock splits or stock options are vested in the shareholder.

3.	The balance of the approximate price for the additional purchase after deducting the purchase price for the additional purchase shall be promptly returned to the shareholder who applied for the additional purchase.

4.	In the case that the approximate price falls short of the purchase price for the additional purchase, payment of the amount in short shall be demanded to such applicant of additional purchase and the approximate price shall be received within six (6) business days from the date the amount in short is paid. If the amount in short is not paid within six (6) business days from the date on which the payment for the amount in short was demanded, the Application for Additional Purchase shall become void.

Article 39. Transfer of Additionally Purchased Shares

The shares owned by the Company as treasury stock for which an application for additional purchase is made shall be transferred to the shareholder or beneficial owner who applied for additional purchase on the day when receipt of the purchase price for additional purchase set forth in the preceding Article is completed.

Article 40. Delivery of Share Certificates

The Company shall issue without delay share certificate(s) for the shares which came to constitute one unit due to the application for the additional purchase and shall deliver such share certificate(s) to the shareholder who applied for such additional purchase, except in the case that an application for the additional purchase is made by a beneficial owner.

CHAPTER X.     CHARGES

Article 41. Charges

Except as set forth below, no fees shall be charged for handling the shares of stock of the Company:

Application for registration of lost share certificates as set forth in Article 25 (Application for Registration of Lost Share Certificates):

¥10,500 per event (including consumption tax)

¥525 per sheet (including consumption tax)

CHAPTER XI.     EXERCISE OF SHAREHOLDERS’ RIGHTS

Article 42. Method of Exercising Shareholders' Rights Such as Making Shareholders’ Proposal

1.	If a shareholder wishes to exercise his/her rights as a shareholder such as to demand the Company's directors to convene a shareholders meeting, demand certain resolutions to be made at shareholders meeting, demand certain items for resolutions to be presented by that shareholder at the shareholders meeting held for such purpose to be notified to all other shareholders, such shareholder shall make such demand in writing and affix the seal notified to the Company pursuant the provisions of Article 15 unless otherwise provided by these Regulations.

2.	If the Company, in response to the demand from shareholders pursuant to the preceding paragraph, states in the referential materials to the notice of convocation of the shareholders meeting the reason for proposal of the relevant item and the matters concerning candidates if the item for resolution concerns election of officers and accountants prescribed in Article 329 of the Corporation Act, and if such statement exceeds 400 letters, the Company may instead indicate a summary of such item proposed by the shareholder.

SUPPLEMENTARY PROVISIONS

1.	Any amendment hereof shall be subject to the resolution of the Board of Directors.

2.	Article 11 of the Articles of Incorporation as mentioned in Article 1 herein shall be changed to Article 13 of the Articles of Incorporation by a resolution to amend the Articles of Incorporation which shall be presented to the 137th Ordinary General Meeting of Shareholders to be held on June 23, 2006. Upon this resolution taking effect, these Supplementary Provisions shall be deleted.

It is hereby certified that the above are the contents contained in the original "Share Handling Regulations" of the Company as amended on May 11, 2006 and effected as of the same day.